Exhibit 99.1

CDTi to Raise Approximately $5.1 Million

Oxnard, California — June 3, 2015 — Clean Diesel Technologies, Inc. (Nasdaq: CDTI) (“CDTi” or “the Company”) today announced that it is raising approximately $5.1 million in gross proceeds in an underwritten public offering of 2,500,000 common stock units at a purchase price of $2.05 per unit. Each unit will consist of one share of the Company’s common stock and 0.2 of a warrant to purchase one share of common stock. The warrants are exercisable six months and one day after the date of issuance at an exercise price of $2.65 per share and will expire, unless exercised, five years from the date they first become exercisable.

The net proceeds from the sale of the shares and the related warrants, after deducting underwriting discounts, commissions and expense reimbursements and other estimated offering expenses payable by CDTi, will be approximately $4.5 million, which does not include any potential proceeds from the cash exercise of any warrants. CDTi intends to use the net proceeds from this offering (including any resulting from the exercise of the warrants, if any) for general corporate purposes, including, but not limited to, working capital, general and administrative expenses, capital expenditures, implementation of strategic priorities, and as otherwise disclosed in the prospectus supplement.

Cowen and Company, LLC is acting as sole book-running manager and Lake Street Capital Markets, LLC is acting as co-manager. The offering is expected to close on June 8, 2015, subject to the satisfaction of customary closing conditions.

The shares and warrants described above are being offered by CDTi pursuant to a registration statement previously filed with and subsequently declared effective by the Securities and Exchange Commission and are approximately the maximum amount that the Company may offer pursuant to this registration statement. A prospectus supplement relating to the offering has been filed with the SEC and will be available on the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Copies of the prospectus supplement and accompanying base prospectus relating to this offering may be obtained from Cowen and Company, LLC, c/o Broadridge Financial Services, 1155 Long Island Avenue, Edgewood, NY, 11717, Attn: Prospectus Department, or by calling (631) 274-2806 or by accessing the SEC’s website at www.sec.gov.

About CDTi

CDTi manufactures and distributes vehicle emissions control products that leverage its advanced materials technology. CDTi is headquartered in Oxnard, California and has operations in the U.K., Canada, France, Japan and Sweden. For more information, please visit www.cdti.com.

Forward-Looking Statements

Certain statements included in this press release are intended as “forward-looking statements.” These statements include assumptions, expectations, predictions, intentions or beliefs about future events, particularly the consummation of the transaction described above. All such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the control of the Company, which could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include, but are not limited to, risks related to: the Company’s ability to satisfy certain conditions to closing on a timely basis or at all, as well as other risks and uncertainties described under the “Risk Factors” contained in the Company’s periodic and interim SEC reports, including but not limited to, its Annual Report on Form 10-K for the fiscal year ended December 31, 2014, its Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, and its Current Reports on Form 8-K filed from time to time with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof, and the Company does not undertake any obligation to revise and disseminate forward-looking statements to reflect events or circumstances after the date hereof, or to reflect the occurrence of or non-occurrence of any events.

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Contact Information:

Becky Herrick or Cathy Mattison

LHA (IR Agency)

+1 415 433 3777

bherrick@lhai.com

cmattison@lhai.com